Exhibit 99.1

NEWS RELEASE

The Manitowoc Company Reports Third-Quarter Financial Results

Solid improvement in Foodservice offset by persistent end-market weakness in Cranes;
Announced restructuring activities to result in savings of approximately $135 - $145 million over the next three years;
Planned business separation remains on track for Q1 2016

MANITOWOC, Wis. - October 28, 2015 - The Manitowoc Company, Inc. (NYSE: MTW) today reported third-quarter 2015 sales of $863.5 million, a 12.5 percent decrease from $986.3 million in the third quarter of 2014. Approximately 40 percent of this decline was due to unfavorable foreign currency impacts.
On a GAAP basis, the company reported net income of $4.8 million, or $0.03 per diluted share, in the third quarter of 2015, versus net income of $73.1 million, or $0.53 per diluted share, in the third quarter of 2014. Excluding special items, adjusted income from continuing operations was $12.8 million, or $0.09 per diluted share in the third quarter of 2015, versus adjusted earnings from continuing operations of $50.1 million, or $0.36 per diluted share, in the third quarter of 2014. Adjustments to GAAP results include certain items management considers in evaluating operating performance in each period. A reconciliation of GAAP net earnings to net earnings before special items for the quarter and year-to-date periods is provided later in this press release.
The company also announced today the appointment of Kenneth W. Krueger to interim chairman, president, and chief executive officer, effective immediately, succeeding Glen E. Tellock in each of these roles.
“While our third-quarter results for Foodservice showed solid improvement driven by our corrective actions, Cranes fell short of our expectations. Consistent with the worsening global demand environment impacting the industrial sector as a whole, our shortfall during the third quarter was largely the result of weakness in tower crane demand in Asia and the Middle East, coupled with broad-based softness in all-terrain cranes. In addition, we experienced significant delays in crawler crane shipments due to extended reliability testing and operational issues,” commented Krueger.
“In Foodservice, we saw trends experienced late in the second quarter drive margins back to 2013 levels during the third quarter, providing us with increased confidence that issues constraining margins in the recent past have been remedied. However, we continue to execute our global manufacturing strategy and product rationalization initiatives to further improve profitability as we move forward. While we are very conscientious about the need to optimize our cost structure, we remain committed to innovation, product quality, and after-market support, which will enable us to maintain our leadership positions in both businesses and position them for continued growth and profitability.
“Given our results for the third quarter, we are taking significant actions in both segments to right-size the business that will result in approximately $30 million of restructuring charges in the fourth quarter. These actions are expected to generate savings of approximately $135 - $145 million over the next three years,” added Krueger.
Foodservice Segment Results
Third-quarter 2015 net sales in Foodservice were up 2.0 percent, to $425.3 million versus $417.1 million in the third quarter of 2014. Continued strength in cold-side products and KitchenCare revenues were offset by unfavorable foreign currency exchange rates, continued weakness in the APAC region due to reduced spending by large chains, and softness within certain hot-side product categories.
Foodservice operating earnings for the third quarter of 2015 were $70.4 million versus $61.9 million for the third quarter of 2014. This produced an operating margin of 16.6 percent in Foodservice for the third quarter of 2015, compared to 14.8 percent for the third quarter of 2014. This reflected a 180 basis point year-over-year improvement and a 100 basis point sequential improvement over second-quarter 2015 results. The improvement was driven largely by operational efficiencies, other cost-savings initiatives, and favorable product mix, partially offset by currency and lower absorption rates.

“We are seeing the payoff from operational improvements we initiated late last year, as well as our ongoing investments in product innovation and quality. We remain encouraged by the long-term growth potential for Foodservice and the near-term opportunities to drive profitability even with modest top-line growth,” stated Krueger. “We have also initiated a restructuring plan to focus our resources on those areas that will deliver the highest returns on our investments. This includes product line simplification, boosting productivity and facility efficiency, as well as right-sizing the organization. These initiatives, which include our recently announced intention to close our Cleveland facility and are in addition to our 80/20 product rationalization program, are anticipated to generate approximately $100 million in savings over the next three years. We anticipate a restructuring charge of $15 - $20 million in the fourth quarter related to these actions. As a result of these actions, we can better leverage our core strengths, enhance operating margins, and position the business for long-term success.”
Crane Segment Results
Third-quarter 2015 net sales in Cranes were down 23.0 percent, to $438.2 million, versus $569.2 million in the third quarter of 2014. The decline was broad-based, particularly in the Middle East and Asia, which fell well short of our expectations. Slower than anticipated deliveries of VPC crawler cranes exacerbated the weakness.
Crane operating earnings for the third quarter of 2015 were $4.3 million, down from $41.6 million in the same period last year. This resulted in an operating margin of 1.0 percent for the third quarter of 2015 versus 7.3 percent for the third quarter of 2014. Third-quarter 2015 margins were affected by lower production levels and pricing pressure exacerbated by U.S. dollar strength, that were partially offset by the impact of continuing operational efficiencies and cost reduction efforts.
Crane backlog totaled $631 million as of September 30, 2015, down from the third-quarter 2014 backlog of $716 million, and represented a 0.77 times book-to-bill ratio. Third-quarter 2015 orders of $337 million decreased from $557 million in the third quarter of 2014.
“Continued global economic uncertainty, coupled with the devaluation of the Chinese yuan that negatively affected the rest of the Asian markets, weighed on end market demand in the third quarter,” continued Krueger. “As we look to the remainder of 2015 and into 2016, we will focus on those aspects of the business we can control, which include executing on our operational efficiency initiatives and optimizing our cost structure, without sacrificing the innovation and quality for which Manitowoc is known.”
“This cycle has proven to be different from any other in recent memory, particularly with regard to customer order patterns. As a result, we are taking a number of aggressive actions in Cranes to offset this decline in demand, including right-sizing the business, plant rationalizations, headcount reductions, and other cost optimization initiatives. These actions will likely result in an approximate $10 - $15 million restructuring charge in the fourth quarter, and savings of approximately $35 - $45 million over the next three years,” explained Krueger.
Cash Flow
Cash flow from operating activities of continuing operations in the third quarter of 2015 was $6.2 million, which compares to $59.9 million in the third quarter of 2014. Third-quarter capital expenditures totaled $12.3 million compared to $22.9 million in the third quarter of 2014.
2015 Guidance
As previously announced, for the full-year 2015, Manitowoc expects:

•	Crane revenue - approximate 15 to 20 percent decline

•	Crane operating margins - low single-digit percentage

•	Foodservice revenue - approximately flat

•	Foodservice operating margins - mid-teens percentage

•	Capital expenditures - approximately $70 million

•	Depreciation & amortization - approximately $110 million

•	Interest expense - approximately $90 million

•	Amortization of deferred financing fees - approximately $4 million

•	Total leverage - approximately 4.0x debt-to-EBITDA

•	Effective tax rate excluding one-time costs caused by the spin-off - approximately 30 percent
Manitowoc remains on track with plans to separate its Cranes and Foodservice businesses, which is still anticipated to occur during the first quarter of 2016. Additional run-rate costs associated with separating into two publicly traded companies are expected to be in a range of $20 to $30 million on an annual basis.

Investor Conference Call

On October 29, 2015, at 8:30 a.m. ET (7:30 a.m. CT), Manitowoc’s senior management will discuss its third-quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at http://www.manitowoc.com. A replay of the conference call will also be available at the same location on the Web site.

About The Manitowoc Company, Inc.
Founded in 1902, The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with 92 manufacturing, distribution, and service facilities in 25 countries. The company is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry. Manitowoc is also one of the world’s leading innovators and manufacturers of commercial foodservice equipment, which includes 24 market-leading brands of hot- and cold-focused equipment. In addition, both segments are complemented by a slate of industry-leading product support services. In 2014, Manitowoc’s revenues totaled $3.9 billion, with approximately half of these revenues generated outside of the United States.
Forward-looking Statements
This press release includes "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	unanticipated changes in revenues, margins, costs, and capital expenditures;

•	the ability to significantly improve profitability;

•	the ability to direct resources to those areas that will deliver the highest returns;

•	uncertainties associated with new product introductions, the successful development and market acceptance of new and innovative products that drive growth;

•	the ability to focus on the customer, new technologies, and innovation;

•	the ability to focus and capitalize on product quality and reliability;

•	the ability to increase operational efficiencies across each of Manitowoc’s business segments and to capitalize on those efficiencies;

•	the ability to capitalize on key strategic opportunities and the ability to implement Manitowoc’s long-term initiatives;

•	the ability to generate cash and manage working capital consistent with Manitowoc’s stated goals;

•	the ability to convert order and order activity into sales and the timing of those sales;

•	pressure of financing leverage;

•	matters impacting the successful and timely implementation of ERP systems;

•	foreign currency fluctuations and their impact on reported results and hedges in place with Manitowoc;

•	changes in raw material and commodity prices;

•	unexpected issues associated with the quality of materials and components sourced from third parties and the resolution of those issues;

•	unexpected issues associated with the availability and viability of suppliers;

•	the risks associated with growth;

•	geographic factors and political and economic conditions and risks;

•	actions of competitors;

•	changes in economic or industry conditions generally or in the markets served by Manitowoc;

•
unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment and foodservice equipment in emerging economies; changes in capex spending by large foodservice chains, and changes in demand for used lifting equipment and foodservice equipment;

•	global expansion of customers;

•	the replacement cycle of technologically obsolete cranes;

•	the ability of Manitowoc's customers to receive financing;

•
foodservice equipment replacement cycles in national accounts and global chains, including unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains;

•	efficiencies and capacity utilization of facilities;

•
issues relating to the ability to timely and effectively execute on manufacturing strategies, including issues relating to new plant start-ups, plant closings, and/or consolidations of existing facilities and operations;

•	issues related to workforce reductions and subsequent rehiring;

•	work stoppages, labor negotiations, labor rates, and temporary labor costs;

•	government approval and funding of projects and the effect of government-related issues or developments;

•	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, joint ventures, and other strategic alternatives;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies, and the anticipated timing to realize those savings, synergies, and options;

•	unanticipated issues affecting the effective tax rate for the year;

•	unanticipated changes in the capital and financial markets;

•	risks related to actions of activist shareholders;

•	changes in laws throughout the world;

•	natural disasters disrupting commerce in one or more regions of the world;

•	risks associated with data security and technological systems and protections;

•	acts of terrorism; and

•	risks and other factors cited in Manitowoc's filings with the United States Securities and Exchange Commission.
Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
For more information:
Carl J. Laurino
Senior Vice President & Chief Financial Officer
920-652-1720

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Nine Months Ended September 30, 2015 and 2014
(In millions, except share data)
INCOME STATEMENT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$863.5	$986.3	$2,501.0	$2,849.1
Cost of sales	657.8	742.4	1,890.3	2,108.7
Gross profit	205.7	243.9	610.7	740.4
Engineering, selling and administrative expenses	144.4	152.1	447.7	478.9
Restructuring expense	0.4	1.7	1.6	4.7
Separation expense	10.0	—	19.8	—
Amortization expense	8.6	8.8	25.8	26.4
Other	0.1	—	0.5	0.1
Operating earnings	42.2	81.3	115.3	230.3
Amortization of deferred financing fees	(1.1)	(1.0)	(3.2)	(3.3)
Interest expense	(24.3)	(24.7)	(72.3)	(69.1)
Loss on debt extinguishment	—	—	—	(25.3)
Other (expense) income - net	(1.0)	0.7	4.4	(1.6)
Earnings from continuing operations before taxes on income	15.8	56.3	44.2	131.0
Provision (benefit) for taxes on income	11.1	(18.1)	24.6	3.7
Earnings from continuing operations	4.7	74.4	19.6	127.3
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	0.1	(0.2)	0.1	(1.5)
Loss on sale of discontinued operations, net of income taxes	—	(1.1)	—	(11.0)
Net earnings	4.8	73.1	19.7	114.8
Less: net earnings attributable to noncontrolling interests	—	—	—	3.9
Net earnings attributable to Manitowoc	$4.8	$73.1	$19.7	$110.9
Amounts attributable to the Manitowoc common shareholders:
Earnings from continuing operations	$4.7	$74.4	$19.6	$123.0
Earnings (loss) from discontinued operations, net of income taxes	0.1	(0.2)	0.1	(1.1)
Loss on sale of discontinued operations, net of income taxes	—	(1.1)	—	(11.0)
Net earnings attributable to Manitowoc	$4.8	$73.1	$19.7	$110.9
BASIC EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.03	$0.55	$0.14	$0.91
Loss from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	—	—	(0.01)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	(0.01)	—	(0.08)
BASIC EARNINGS PER SHARE	$0.04	$0.54	$0.14	$0.82
DILUTED EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.03	$0.54	$0.14	$0.89
Loss from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	—	—	(0.01)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	(0.01)	—	(0.08)
DILUTED EARNINGS PER SHARE	$0.03	$0.53	$0.14	$0.81
AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	136,164,053	135,222,411	135,983,603	134,803,784
Average Shares Outstanding - Diluted	137,408,104	137,597,804	137,331,454	137,606,011

SEGMENT SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales from continuing operations:
Cranes and related products	$438.2	$569.2	$1,322.6	$1,642.0
Foodservice equipment	425.3	417.1	1,178.4	1,207.1
Total	$863.5	$986.3	$2,501.0	$2,849.1
Operating earnings (loss) from continuing operations:
Cranes and related products	$4.3	$41.6	$40.2	$118.6
Foodservice equipment	70.4	61.9	167.0	185.7
General corporate expense	(13.4)	(11.7)	(44.2)	(42.8)
Restructuring expense	(0.4)	(1.7)	(1.6)	(4.7)
Separation expense	(10.0)	—	(19.8)	—
Amortization	(8.6)	(8.8)	(25.8)	(26.4)
Other	(0.1)	—	(0.5)	(0.1)
Total	$42.2	$81.3	$115.3	$230.3

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Nine Months Ended September 30, 2015 and 2014
(In millions)

BALANCE SHEET

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and temporary investments	$75.2	$68.0
Restricted cash	20.1	23.7
Accounts receivable - net	259.0	227.4
Inventories - net	717.9	644.5
Deferred income taxes	67.4	71.3
Other current assets	129.5	144.6
Current assets held for sale	8.1	6.6
Total current assets	1,277.2	1,186.1
Property, plant and equipment - net	551.8	591.0
Intangible assets - net	1,801.8	1,912.8
Other long-term assets	109.8	126.2
Long-term assets held for sale	64.2	0.5
TOTAL ASSETS	$3,804.8	$3,816.6
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$720.7	$807.4
Short-term borrowings	63.2	80.3
Customer advances	27.3	21.3
Product warranties	72.8	77.7
Product liabilities	26.8	24.6
Current liabilities held for sale	20.2	—
Total current liabilities	931.0	1,011.3
Long-term debt	1,575.3	1,443.2
Other non-current liabilities	507.9	538.0
Long-term liabilities held for sale	0.7	—
Stockholders’ equity	789.9	824.1
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,804.8	$3,816.6

CASH FLOW SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net earnings attributable to Manitowoc	$4.8	$73.1	$19.7	$110.9
Non-cash adjustments	31.3	15.6	93.5	86.3
Changes in operating assets and liabilities	(29.9)	(28.8)	(187.2)	(329.4)
Net cash provided by (used for) operating activities of continuing operations	6.2	59.9	(74.0)	(132.2)
Net cash provided by (used for) operating activities of discontinued operations	0.1	(0.1)	0.1	(7.2)
Net cash provided by (used for) operating activities	6.3	59.8	(73.9)	(139.4)
Capital expenditures	(12.3)	(22.9)	(41.5)	(57.9)
Restricted cash	(0.4)	0.4	2.6	(12.8)
Proceeds from sale of fixed assets	1.2	6.7	6.3	8.8
Proceeds (payments) from borrowings - net	14.1	(71.2)	123.1	224.9
Payments on receivable financing - net	(0.7)	(2.2)	(10.0)	(14.8)
Stock options exercised	0.1	2.4	4.0	25.2
Debt issuance costs	—	(0.1)	—	(5.0)
Net cash used for financing activities of discontinued operations	—	—	—	(7.2)
Effect of exchange rate changes on cash	(0.8)	(1.6)	(3.4)	(1.9)
Net increase (decrease) in cash and temporary investments	$7.5	$(28.7)	$7.2	$19.9

Adjusted EBITDA

The company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, plus certain items such as pro-forma acquisition results and the addback of certain restructuring charges, that are adjustments per the credit agreement definition. The company’s trailing twelve-month Adjusted EBITDA for covenant compliance purposes as of September 30, 2015 was $341.7 million. The reconciliation of net income attributable to Manitowoc to Adjusted EBITDA is as follows (in millions):

Net income attributable to Manitowoc	$53.3
Earnings from discontinued operations	(0.2)
Depreciation and amortization	103.6
Interest expense and amortization of deferred financing fees	101.5
Costs due to early extinguishment of debt	0.2
Restructuring expense	5.9
Separation expense	19.8
Income taxes	29.5
Pension and post-retirement	13.8
Stock-based compensation	12.5
Other	1.8
Adjusted EBITDA	$341.7

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net earnings attributable to Manitowoc	$4.8	$73.1	$19.7	$110.9
Special items, net of tax:
(Earnings) loss from discontinued operations	(0.1)	0.2	(0.1)	1.1
Loss on sale of discontinued operations	—	1.1	—	11.0
Early extinguishment of debt	—	—	—	16.4
Restructuring expense	0.3	1.5	1.1	3.7
Separation expense	7.8	—	16.4	—
Tax restructuring benefit	—	(25.8)	—	(25.8)
Forgiveness of loan to Manitowoc Dong Yue	—	—	—	4.3
Net earnings before special items	$12.8	$50.1	$37.1	$121.6

Diluted earnings per share	$0.03	$0.53	$0.14	$0.81
Special items, net of tax:
(Earnings) loss from discontinued operations	—	—	—	0.01
Loss on sale of discontinued operations	—	0.01	—	0.08
Early extinguishment of debt	—	—	—	0.12
Restructuring expense	—	0.01	0.01	0.03
Separation expense	0.06	—	0.12	—
Tax restructuring benefit	—	(0.19)	—	(0.19)
Forgiveness of loan to Manitowoc Dong Yue	—	—	—	0.03
Diluted earnings per share before special items	$0.09	$0.36	$0.27	$0.88